Exhibit 3.13

Articles of Incorporation of KCM Industry Co., Ltd.

제 1 장      General Provisions

제 1 조 (Main name)

The name of this company is KCM Industry Co., Ltd.

제 2 조 (Purpose)

The purpose of this company is to conduct the following business.

1. Sales and wholesale/retail of electrical and electronic components

1. Electrical and electronic components trading business

1. Electrical and electronic components manufacturing industry

1. Development of domestic and international rare earth resources and rare earth separation and refining projects

1. Rare earth raw material processing, production, and sales business

1. Manufacturing, production, and sales of rare earth material powder (Neodymium Metal Powder)

1. Development of production facilities and manufacturing process technology for rare earth material production (neodymium metal, neonium bonded powder, neonium strip caster alloy, neonium sintered alloy)

1. Rare earth related technology consulting service business

1. Rare earth related service and worker dispatch business

1. Distribution and sales of rare earth permanent magnets

1. Development and manufacturing of magnetic materials for BLC motors and sensors for eco-friendly automobiles

1. Production and sales of sintered magnetic materials for hybrid and electric vehicles

1. Production and sales of materials for major automotive industry components (motors, magnets, systems, etc.)

1. Graphite manufacturing and sales business

1. Computer programming service industry

1. Mobile and web service platform research and development

1. Brokerage, mediation, and related management consulting and consulting services for corporate mergers and acquisitions

1. Provision of human resources and various tasks and service projects

1. Import/Export Trade Related to Each Item

1. All subsidiary projects related to each item

제 3 조 (Location of head office and establishment of branches, etc.)

1) The head office of this company is located in Gunsan, Jeollabuk-do.

2) The company may, as necessary, establish branches, branch offices, offices and local corporations in Korea and abroad by resolution of the board of directors.

제 4 조 (Method of announcement)

Our company’s announcements are published in the Jeonbuk Ilbo, a daily newspaper published in Jeollabuk-do.

제 2 장      stock

제 5 조 (Total number of shares to be issued by the company)

The total number of shares to be issued by this company shall be 1,000,000 shares.

제 6 조 (1 share amount)

The value of each share issued by this company is 5,000 won.

제 7 조 (Total number of shares issued upon establishment of the company)

The total number of shares issued by this company upon establishment shall be 20,000 shares.

제 8 조 (Type of stock)

1) The stocks issued by the company are common stocks and preferred stocks.

2) The types of stock issued by the company include preferred stocks for dividends, stocks with voting rights excluded or restricted, redeemable stocks, convertible stocks, and stocks that are a mixture of all or part of these.

3) The Board of Directors may, at the time of issuance of each type of stock, issue different rights and scopes for each type of stock within the scope of the Articles of Incorporation, and different types of stock with different rights, scopes, effects, etc. shall be treated as different types of stock within that limit. The name of each type of stock shall be determined by the Board of Directors at the time of issuance.

제 9 조 (Number and content of types of stock)

1) The preferred stocks to be issued by the company are convertible and redeemable stocks that have priority over common stocks in terms of dividends and distribution of residual assets, have special provisions regarding conversion and redemption, and are preferred stocks with voting rights (hereinafter referred to as preferred stocks) The company may issue preferred stocks with or without voting rights by resolution of the board of directors at the time of issuance regarding granting and excluding voting rights.

2) Preferred stocks are participating, cumulative preferred stocks, and for preferred stocks, dividends are paid preferentially at a dividend rate determined by the board of directors at 1% or more per annum based on the amount of one share

3) Dividends are paid for preferred stocks in accordance with the provisions of Paragraph 2, and if the dividend rate of common stocks exceeds that of preferred stocks, the excess portion may be paid out together with common stocks at the same dividend rate, or the Board of Directors may determine otherwise at the time of issuance.

4) Paragraph 2 for shares with preferential rights to dividends or distribution of invested assets, the undivided portion shall be accumulated and given priority for dividends in the following fiscal year. However, if there are separate issuance conditions or board of directors’ approval at the time of issuance, these shall apply.

5) With regard to preferred stocks for distribution of residual assets, the issue price plus an additional amount (if any) shall be paid first at the time of distribution of residual assets, and the additional amount shall be determined by a resolution of the board of directors at the time of issuance, taking into consideration the dividend rate, interest rate, market conditions, and other various circumstances related to the issuance of the preferred stocks.

6) When a company undergoes liquidation or other reasons, shareholders of special stocks have the right to receive distribution of residual assets with priority over shareholders who own common stocks.

7) Preferred stocks are new stock allocations equivalent to common stocks, and in the case of a paid-in capital increase, preferred stocks have the right to be allocated as stocks of the type that the company has issued, and in the case of a bonus capital increase, preferred stocks of the same type.

8) The duration of preferred stocks may be determined by the board of directors at the time of issue within a range of 10 years from the date of issuance, and if not converted into common stocks within the duration, they shall be converted into common stocks on the day following the expiration date of the duration. However, if the prescribed dividend is not paid during the above period, the period shall be extended until the prescribed dividend is paid.

9) The provisions of Article 15 of the Articles of Incorporation shall apply to the distribution of profits on new shares issued pursuant to the provisions of Article 8.

10) When issuing preferred stocks, the company may, by resolution of the board of directors, issue redeemable preferred stocks that can be burned for the benefit of the company at the request of preferred shareholders or at the company’s option.

1. A company may issue redeemable shares within the scope of the total number of issued shares of common stock.

2. Preferred shareholders of redeemable shares may request the company to redeem all or part of their preferred shares.

3. The method of redemption of redeemable shares is that preferred shareholders must notify the company in writing of their intention to redeem and the redeemable shares one month prior to the redemption date. However, if the company does not have enough distributable profits to redeem all redeemable shares at once, it may redeem them in installments.

4. The redemption period shall be the period determined by the Board of Directors at the time of issuance (hereinafter referred to as the “redemption period”) within the range of the expiration date of the preferred shareholder’s redemption claim or the company’s redemption claim. However, if redemption is not made or preferred dividends are not paid despite a redemption claim, or if the company ’s profits are insufficient to make redemption or dividends within the redemption period, the redemption period shall be extended until the cause is resolved.

5. The redemption price of redeemable shares shall be the issuance price of the redeemable shares plus an additional amount, and the additional amount shall be determined by a resolution of the board of directors at the time of issuance in consideration of the dividend rate, market conditions, and other circumstances related to the issuance of redeemable shares. However, in case the redemption price is to be adjusted, the board of directors shall specify the meaning of the adjustment, the reason for the adjustment, the method of adjustment, etc.

6. A company may grant cash, marketable securities (excluding other types of stock) or other assets in consideration for the acquisition of stocks.

11) The company issues preferred stocks within the total number of shares issued, upon the request of preferred shareholders. Shares may be issued in which all or part of the preferred shares are converted into common shares.

1. The conversion ratio of preferred stocks is, in principle, 1 common stock per 1 preferred stock. However, the company may, if necessary, At the time of issuance, the issuance price of new stocks issued as a result of conversion may be determined ( including the criteria for determining the issuance price or calculation method) within the range of the par value of common stocks or higher by resolution of the board of directors, and necessary matters regarding conversion conditions such as the conversion ratio and reasons for adjusting the conversion price (paid-in capital increase, stock dividend, free capital increase, merger, stock split, granting of stock purchase options, issuance of stock-related corporate bonds, etc.) may be determined.

2. The conversion claim period shall be from the date of issuance of the relevant type of stock (the day following the date of payment of the stock price) to the expiration date of the duration. However, if the stock is not converted into common stock within the duration, it shall be converted into common stock at the expiration of the duration. However, if the prescribed dividend is not paid during the above period, the period shall be extended until the prescribed dividend is paid. If there are separate issuance conditions or board of directors, they shall be applied.

3. With regard to distribution of profits or interest on stocks for which conversion rights have been exercised by means of a conversion claim, the stocks are deemed to have been converted at the end of the fiscal year immediately preceding the fiscal year in which the claim was made.

4. The procedures, effects, conversion conditions, conversion ratio and conversion price adjustments for other conversion claims, and other matters necessary or related to the exercise of conversion rights shall be determined by a resolution of the Board of Directors at the time of issuance.

12) A company may issue shares having the characteristics of both clauses 10 and 11 above.

제 10 조 (Types of sovereignty)

The types of stocks to be issued by this company are eight types: one stock, five stocks, ten stocks, fifty stocks, one hundred stocks, five hundred stocks, one thousand stocks, and ten thousand stocks.

제 11 조 (Delay in payment of deposit)

Shareholders who are late in paying their subscription fees must pay a penalty to the company at the rate of 10 jeon per day for every 100 won of overdue subscription fees from the day after the payment due date until the payment is completed, and must also compensate for any losses incurred as a result.

제 12 조 (new share subscription rights)

1) Shareholders of this company have the right to receive allocation of new shares in proportion to the number of shares they own when new shares are issued.

2) Notwithstanding the provisions of Paragraph 1, the Company may, in the following cases, allocate new shares to persons other than shareholders by resolution of the Board of Directors.

1. In case of issuing new stocks through a general public offering by resolution of the shareholders’ meeting pursuant to Article 165-6 of the Capital Market and Financial Investment Business Act

2. case of preferential allocation of new shares to our company’s employee stock ownership association members pursuant to Article 165-7 of the Capital Market and Financial Investment Business Act

3. In case of issuing new stocks by exercising the stock purchase option pursuant to Article 542-3 of the Commercial Act

4. In case of issuing new stocks by issuing stock depository receipts (DR) pursuant to Article 165-16 of the Capital Market and Financial Investment Business Act.

5. When a company issues new stocks for foreign investment in accordance with the Foreign Investment Promotion Act for business reasons

6. In case of issuing new stocks to domestic and foreign financial institutions, institutional investors (or various pension funds), domestic and foreign corporations, special corporations, general (individual) investors, and investment associations for the purpose of raising urgent funds

7. In case of issuing new stocks to domestic or foreign joint ventures or affiliated corporations for the purpose of management or technology introduction of the company

8. When funds are needed for the company’s management to enter into new business or expand business objectives, new stocks are issued to domestic and foreign investors at an issuance price determined by the board of directors.

9. In case of soliciting new shares or having the subscriber subscribe to them in order to register a new stock as an association

3) new shares and fractional shares resulting from the allocation of new shares shall be determined by a resolution of the Board of Directors.

제 13 조 (Stock Purchase Option)

1) The Company may grant stock purchase options to its officers and employees within the range of 10/100 of the total number of issued shares pursuant to Article 542-3 of the Commercial Act by a special resolution of the general shareholders’ meeting.

2) Persons who are granted stock purchase options shall be officers and employees who have contributed or can contribute to the establishment, management, and technological innovation of the company, but persons who fall under any of the following items shall be excluded.

1. The largest shareholder (refers to the largest shareholder as defined in Article 542-8, Paragraph 2, Item 5 of the Commercial Act; hereinafter the same shall apply) and his/her special related person (refers to a special related person as defined in Article 8 of the Enforcement Decree of the Capital Market and Financial Investment Business Act; hereinafter the same shall apply). However, a person who becomes a special related person by becoming an executive officer of the corporation in question (including cases where the executive officer is a director or auditor who is not engaged in the business of an affiliated company) is excluded.

2. Major shareholders (major shareholders as defined in Article 9, Paragraph 1, Subparagraph 2 of the Capital Market and Financial Investment Business Act; hereinafter the same shall apply) and their special related persons. However, persons who become special related persons by becoming executives of the corporation in question (including those who are directors or auditors who are not engaged in the business of an affiliated company) are excluded.

3. A person who becomes a major shareholder by exercising stock purchase options

3) The shares to be issued upon the exercise of a stock purchase option (in the case where the difference between the exercise price of the stock purchase option and the market price is issued in cash or treasury stock, the shares that serve as the basis for calculating the difference) shall be registered common shares.

4) The number of officers and employees eligible for stock purchase options cannot exceed 50/100 of the total number of officers and employees currently in office, and the stock purchase options granted to one officer or employee cannot exceed 10/100 of the total number of issued shares.

5) The exercise price per share of the stock purchase option must be equal to or greater than the following amounts:

The same applies when the exercise price is adjusted after granting a stock purchase option.

1. In case of issuing and delivering new stocks, the higher amount among the prices below:

가. The stock price of the relevant stock evaluated by applying the provisions of Article 176-7, Paragraph 2, Subparagraph 1 of the Enforcement Decree of the Capital Market and Financial Investment Business Act based on the grantor of the stock purchase option.

나. The par value of the stock in question

2. In cases other than No. 1, the market price of the stock in question is evaluated according to the provisions of Subparagraph 1.

6) A person granted a stock purchase option may exercise it only after serving or being employed for at least two years from the date of the resolution in Paragraph 1.

However, if a person who has been granted a stock purchase option dies within two years from the date of the resolution in Paragraph 1, retires due to retirement or other reasons not attributable to the person, the stock purchase option may be exercised during the exercise period.

7) of the Capital Market and Financial Investment Business Act shall apply to the distribution of profits for new shares issued through the exercise of stock purchase options.

8) In any of the following cases, the granting of stock purchase options may be cancelled by resolution of the general shareholders’ meeting.

1. If a person who was granted the stock purchase option voluntarily resigns or retires after receiving the stock purchase option

2. If the person granted the stock purchase option intentionally or negligently causes significant damage to the company

3. In case of occurrence of a reason for cancellation specified in the stock purchase option granting agreement

제 14 조 (general public offering capital increase, etc.)

1) The Company may issue new shares through a general public offering method with the resolution of the general shareholders’ meeting in accordance with the provisions of Article 165-6 of the Capital Market and Financial Investment Business Act, within the scope not exceeding 30/100 of the total number of issued shares.

2) The Company may issue depository receipts (DRs) by resolution of the general shareholders’ meeting pursuant to Article 165-16 of the Capital Market and Financial Investment Business Act, within the scope not exceeding 30/100 of the total number of issued shares.

3) may, for business reasons and for foreign investment in accordance with the Foreign Investment Promotion Act, issue new shares by resolution of the general shareholders’ meeting, within the scope not exceeding 30/100 of the total number of issued shares.

4) The Company may, by resolution of the general shareholders’ meeting, issue new shares to its affiliated companies in need of technology introduction, within the scope not exceeding 30/100 of the total number of issued shares.

5) The Company may, by resolution of the general shareholders’ meeting, issue new shares to domestic financial institutions for the purpose of raising urgent funds, within the scope not exceeding 30/100 of the total number of issued shares.

6) Paragraphs 1 through 5, the number of types of stocks and the issuance price, etc. shall be determined by a resolution of the general shareholders’ meeting. However, in this case, the issuance price of the new stocks shall be higher than the price prescribed in Article 176-8 of the Enforcement Decree of the Capital Market and Financial Investment Business Act.

제 15 조 (Dividend calculation date for new shares)

In case a company issues new stocks through paid-in capital increase, free capital increase, or stock dividend, with respect to distribution of profits on the new stocks, the new stocks are deemed to have been issued at the end of the fiscal year immediately preceding the fiscal year in which they were issued.

제 16 조 (Cigarette issuance)

When issuing new shares, the company may issue some or all of them at market price, and in this case, the issuance price shall be determined by a resolution of the board of directors.

제 17 조 (Transfer of shares)

1) Transferring the company’s stock to a person other than a shareholder requires approval from the board of directors.

2) Any act of assignment in violation of this provision shall be null and void against the Company.

제 18 조 (Sovereignty registration)

When requesting a change of name due to the transfer of stocks, the stock certificate must be attached and submitted to the company’s prescribed application form. When requesting a change of name due to inheritance, bequest, or other reasons other than contracts, the stock certificate and documents proving the cause of acquisition must be attached and submitted to the company’s prescribed application form.

제 19 조 (Agent for opening name)

1) The Company may register shares in its name, and may appoint a registration agent as needed.

2) In case of appointing an agent for registration of shares, the agent for registration of shares, the place of business and the scope of agency work shall be determined by a resolution of the board of directors and announced.

3) In case of appointing an agent for registration of shares, the company’s shareholder register or a copy thereof, the issuance of share certificates, receipt of reports, and other matters related to shares shall be handled by the agent for registration of shares.

4) The procedures for handling business in Article 3 shall be in accordance with the regulations on agency of transfer of registered securities, etc.

제 20 조 (Report of non-issuance of sovereignty)

1) If a shareholder does not wish to issue the relevant stock certificate, he/she must report his/her intention not to issue the stock certificate using the form prescribed by the company. When such report is made, the company must promptly record in the shareholder register the intention not to issue the stock certificate and notify the shareholder of the fact.

2) In the case of the preceding paragraph, if there are already issued stocks, they must be submitted at the time of reporting, and the submitted stocks shall be rendered invalid.

3) Even if there is a report of non-issuance of the stock certificates above, if there is a request for re-issuance and delivery of stock certificates according to the shareholder’s needs, the stock certificates must be re-issued and delivered.

제 21 조 (Reporting of shareholder’s address, name, seal or signature, etc.)

1) Shareholders and registered pledgees must report their names, addresses, and seals or names, etc. to the agent for registration of shares under Article 17.

2) Shareholders and registered pledgees residing abroad must designate a place and agent within the Republic of Korea to receive notice and report the same.

3) The same applies if there is a change in Paragraph 1 and Paragraph 2.

제 22 조 (Closing and record date of shareholder register)

1) The Company shall suspend any changes to the shareholder register related to rights, such as stock title transfer, registration or cancellation of pledges, and cancellation of trust assets, from the day following the last day of each fiscal year until the end of the regular shareholders’ meeting for that period.

2) This company deems the shareholders listed in the shareholder register as of the last day of December 31st of each fiscal year as shareholders who can exercise their rights at the regular shareholders’ meeting for that fiscal year.

3) In case of convening an extraordinary general meeting of shareholders or other necessary cases, notwithstanding the provisions of Paragraph 1, the Company may suspend or suspend the change of the entry in the shareholder register regarding rights for a certain period of not more than three months after giving public notice two weeks in advance by resolution of the Board of Directors. The date of suspension of registration and the reference date may be set together if the board of directors deems it necessary.

제 23 조 (Registration of lien and indication of trust property)

When requesting registration of a lien or indication of trust property with respect to the stocks of this company, the parties must sign or stamp the application form prescribed by this company and submit it with the stock certificate attached. The same shall apply when requesting cancellation of such registration or indication.

제 24 조 (Reissue of sovereignty)

1) When requesting reissue of a stock certificate due to division, merger, damage, etc. of the stock certificate, the requester must sign or stamp the request form as specified by the company and submit it with the stock certificate attached.

2) When requesting reissue due to loss of sovereignty, the request form prescribed by the Company must be signed or stamped and submitted along with a true copy or transcript of the judgment of title.

제 25 조 (charge)

Any person making a claim as stipulated in Articles 19 and 20 must pay the fee determined by the Company.

제 26 조 (Reporting of shareholder address, etc.)

Shareholders and registered pledgees of this company or their legal representatives or agents shall report their names, addresses and seals to this company using the form prescribed by this company. The same shall also apply when there is a change in the reported information.

제 3 장      Private debt

제 27 조 (Issuance of private bonds)

The Company may, by resolution of the Board of Directors, issue corporate bonds, convertible bonds, exchangeable bonds and bonds with warrants to shareholders and non-shareholders.

제 28 조 (Issuance of convertible bonds)

1) A company may issue convertible bonds to shareholders and non-shareholders by resolution of the board of directors (or general shareholders’ meeting if no board of directors has been formed) within the scope of a face value of KRW 30 billion in the following cases:

1. When convertible bonds are issued through public offering or private placement

2. In case of issuing convertible bonds for foreign investment in accordance with the Foreign Investment Promotion Act for business reasons

3. When a company issues convertible bonds to the other party for the purpose of introducing important business technologies, research and development, production, sales, or capital alliances

4. In case of issuing convertible bonds overseas pursuant to Article 165-16 of the Capital Market and Financial Investment Business Act

5. When a company issues convertible bonds to domestic and foreign financial institutions, institutional investors (or various pension funds), domestic and foreign corporations, general (individual) investors, and investment associations for urgent management fund raising.

6. In case of issuing convertible bonds to achieve the company’s management objectives such as introduction of new technology and improvement of financial structure pursuant to the latter part of Article 513, Paragraph 3 of the Commercial Act

7. In the case of issuing convertible bonds to new technology business finance companies and new technology investment associations under the New Technology Business Finance Support Act, small and medium-sized enterprise start-up investment companies and small and medium-sized enterprise start-up investment associations under the Small and Medium-sized Enterprise Start-up Support Act, and institutional investors under the Corporate Tax Act

8. In case of issuing convertible bonds by way of offset, novation, or payment in kind in lieu of payment of bond premiums

9. In the case of issuing convertible bonds to related individuals or corporations (partner companies) in order to promote strategic alliances, including acquisitions, mergers, etc. with executives, employees, and other individuals or corporations related to the business of the company or other companies

2) 1) In the case of convertible bonds, the board of directors may issue them on the condition that conversion rights are granted only for a portion of them.

3) The shares issued as a result of conversion shall be registered common shares and preferred shares (redemption convertible preferred shares), and the conversion price shall be the face value of the shares or a higher value, and shall be determined by the Board of Directors at the time of bond issuance. In case of conversion into two or more types of shares, the composition ratio of each share and the conditions for issuing preferred shares (redemption convertible preferred shares) shall be determined by the Board of Directors at the time of bond issuance.

4) The period for requesting conversion shall be from the day following the date of issuance of the corporate bonds to the day immediately preceding the repayment date. However, the conversion request period may be adjusted within the above period by resolution of the board of directors.

5) The provisions of Article 15 (Dividend Calculation Date for New Shares) of the Articles of Incorporation shall apply to the distribution of dividends on shares issued as a result of conversion and the payment of interest on convertible bonds.

6) Matters other than those mentioned above in the issuance of convertible bonds shall be determined by a resolution of the Board of Directors.

제 29 조 (Issuance of convertible bonds)

1) Convertible bonds may be issued in the following cases:

1. In case of issuing convertible bonds through public offering

2. In case of issuing convertible bonds for foreign investment in accordance with the Foreign Investment Promotion Act for business reasons

3. In case of issuing convertible bonds to the affiliate company due to the need for technology introduction

4. In the case of issuing convertible bonds overseas pursuant to Article 165-16 of the Capital Market and Financial Investment Business Act

5. In case of issuing convertible bonds to domestic and foreign financial institutions for urgent funding.

2) The total amount of convertible bonds, the content of the subscription rights granted to the convertible bonds, the exercise period of the subscription rights, the intent to grant subscription rights to shareholders and persons other than shareholders, the total amount of convertible bonds, and the types of shares to be issued upon exercise of subscription rights shall be determined by a resolution of the general meeting of shareholders.

제 30 조 (Issuance of convertible bonds)

1) The company may issue convertible bonds by resolution of the general shareholders’ meeting.

2) The issuance amount of convertible bonds and the period during which the exchange can be exercised are determined by a resolution of the general shareholders’ meeting.

3) Exchangeable bonds are exchanged for common stocks of the company.

Article 30-2 (Electronic registration of rights to be indicated on corporate bonds and new stock subscription warrants)

Instead of issuing corporate bonds and stock subscription warrants, the Company may electronically register the rights to be indicated on corporate bonds and stock subscription warrants in the electronic registration account book of an electronic registration agency.

제 31 조 (Applicable regulations regarding private bond issuance)

The provisions of these Articles of Incorporation regarding the closing of the shareholder register and the record date, and the registration of shareholder names and seals shall apply in the case of issuance of corporate bonds.

제 4 장      General meeting of shareholders

제 32 조 (Time of summons)

1) The regular shareholders’ meeting of this company shall be convened within three months from the day following the end of the fiscal year, and an extraordinary shareholders’ meeting shall be convened at any time when necessary.

2) The general meeting shall be convened by the directors, except in cases where the laws and regulations provide otherwise.

3) In the event of the death of a director, the board of directors shall be convened in the order of the acting directors stipulated in these Articles of Incorporation.

제 33 조 (Convocation notice and announcement)

1) In convening a general meeting of shareholders, the date, time, location, and purpose of the meeting must be notified in writing to registered shareholders 10 days prior to the general meeting date and to anonymous shareholders 2 weeks prior to the general meeting date, or a notice must be sent by electronic document with the consent of each shareholder. However, this period may be shortened with the consent of all shareholders in writing, by telegram, or by electronic document prior to the general meeting. However, if there is consent from all shareholders, a general meeting of shareholders may be held without a convocation procedure.

2) The notice of convocation for shareholders holding less than 10/100 of the total number of issued shares with voting rights may be replaced with a written notice of convocation by announcing the intention to convene a general meeting of shareholders and the purpose of the meeting at least twice in accordance with the registered notice method at least two weeks in advance or by announcing it on the electronic disclosure system operated by the Financial Supervisory Service or the Korea Exchange.

제 34 조 (Assembly)

The general shareholders’ meeting shall be held at the head office location, but may also be held in an adjacent area if necessary.

제 35 조 (chairman)

1) The chairman of the shareholders’ meeting shall be the CEO.

2) In the event of the death of the CEO, the provisions of Article 48, Paragraph 2 shall apply.

제 36 조 (the chairman’s right to maintain order)

1) The chairman of a general shareholders’ meeting may order a person who intentionally interferes with the proceedings of the general shareholders’ meeting or disrupts order to stop speaking, cancel his or her speech, or leave the meeting, and any person who receives such an order must comply.

2) The chairman of the general shareholders’ meeting may limit the time and number of times a shareholder may speak when he or she deems it necessary to ensure smooth proceedings.

제 37 조 (Shareholders’ voting rights)

Shareholders have one voting right per share.

제 38 조 (Restrictions on voting rights for mutual stocks)

If the Company, its parent company, and its subsidiaries or subsidiaries hold more than one-tenth of the total number of issued shares of another company, the shares of the Company held by that other company do not have voting rights.

제 39 조 (Non-unified exercise of voting rights)

1) more than 2 voting rights wishes to exercise his/her voting rights in a non-unified manner, he/she must notify the company at least 3 days prior to the meeting date. The intention and reason must be notified in writing.

2) A company may refuse to exercise a shareholder’s voting rights in a non-unified manner. However, this does not apply if the shareholder has acquired a trust for the shares or holds the shares for another person.

제 40 조 (Proxy voting)

1) Shareholders may appoint a proxy to exercise their voting rights.

2) The proxy under paragraph 1 must submit a written proxy proving his/her proxy authority prior to the commencement of the general shareholders’ meeting.

제 41 조 (Method of resolution at general shareholders meeting)

1) Except in cases where laws and regulations provide otherwise, resolutions at the general shareholders’ meeting shall be made by a majority of the voting rights of the shareholders present, which shall be at least one-fourth of the total number of issued shares.

2) Non-voting shares are not included in the majority of voting rights and the total number of issued shares.

3) The following matters require a third of the voting rights of the shareholders present: It must be a number of 2 or more and a number of at least one-third of the total number of issued shares.

1. Change of Articles of Association

2. Increase in authorized capital

3. Merger, division, division method, dissolution, liquidation or corporate reorganization according to the Corporate Reorganization Act

4. Transfer of all or more than half of the business and assets of this company, or acquisition of all or more than half of the business and assets of another company

5. Dismissal of directors, auditors and liquidators

6. reduction of capital

7. The name of the person to be granted the stock purchase option, the method of granting the stock purchase option, the exercise price and exercise period of the stock purchase option, and the type and number of shares to be granted upon exercise of the stock purchase option for each person to be granted the stock purchase option.

8. In cases where the capital is less than 1 billion won and there are two or fewer directors, the written consent of all shareholders may be used in lieu of a resolution at the general shareholders’ meeting.

제 42 조 (Minutes of the shareholders’ meeting)

The summary of the proceedings and results of the shareholders’ meeting shall be recorded in the minutes, and the chairman and the directors present shall sign or stamp them and keep them at the head office and branches.

제 5 장             Directors, Board of Directors, Auditors

제 43 조 (Number of directors and auditors)

1) This company shall have at least one director.

2) The company shall have at least one auditor. (However, if the capital is less than 1 billion won, an auditor may not be appointed.)

제 44 조 (Appointment of Directors and Auditors)

1) Directors and auditors are declared by a general meeting of shareholders or a resolution of shareholders. The agenda for the appointment of interest and auditors must be decided separately.

2) The election of directors and auditors shall be made by a majority of the voting rights of the shareholders present, but shall be made by a number of shares exceeding one-fourth of the total number of issued shares. However, the election of auditors shall be made by a number of shareholders holding shares exceeding three-hundredths of the total number of issued shares excluding non-voting shares. If the number of shares with voting rights owned by the shareholder and the person who has delegated the voting rights to a special related person exceeds 3/100 of the total number of issued shares with voting rights, the shareholder may not exercise the voting rights with respect to the excess shares.

3) Voting rights for the election of directors shall be one per voting share, and a cumulative voting system shall not be adopted.

제 45 조 (Term of office of directors and auditors)

1) The term of office of a director shall be three years. However, if the term of office expires after the end of the final settlement period and before the regular shareholders’ meeting for the relevant settlement period, the term of office shall be extended until the end of the meeting.

2) The term of office of the auditor shall be until the conclusion of the regular shareholders’ meeting regarding the final settlement period within three years after taking office.

제 46 조 (Election of directors and auditors)

When a vacancy occurs among directors or auditors, a replacement shall be appointed at the general shareholders’ meeting. However, this shall not apply if the statutory number of directors is not sufficient and there is no impediment to the performance of duties.

제 47 조 (Appointment of CEO, etc.)

The Company may, by resolution of the Board of Directors, appoint one CEO, one executive director, one managing director, and several directors. However, if necessary, the CEO may be appointed to the position of Chairman, Vice Chairman, President, or Vice President for a limited period of time.

(However, in cases where there are two or fewer directors, the appointment of a representative director may be made at the general shareholders meeting.)

제 48 조 (Director’s Duties)

1) The CEO represents the company and oversees its operations.

2) The vice president, managing director, executive director, and directors assist the president and execute the company’s business in accordance with the board of directors’ decisions. In the event of the representative director (president)’s absence, they perform his duties in the order stated above.

제 49 조 (Duty of Gratitude)

1) The auditor audits the company’s accounting and operations.

2) Auditors may attend board meetings and express opinions.

3) The auditor may request the convocation of an extraordinary general meeting by submitting a written statement to the board of directors stating the purpose of the meeting and the reason for the convocation.

4) When necessary to perform its duties, the auditor may request a business report from a subsidiary. In this case, if the subsidiary fails to report without delay or if it is necessary to verify the contents of the report, the auditor may investigate the subsidiary’s business and financial status.

제 50 조 (Thank you note)

The audit must record the audit implementation method and results in an audit log, and the auditor who conducted the audit must sign or stamp it.

제 51 조 (Composition and convening of the board of directors)

1) This society is composed of directors and decides on important matters related to the business of this company.

2) by the CEO or, if there is a director separately designated by the board of directors, by giving notice to each director and auditor one day prior to the meeting date. However, if all directors and auditors agree, the convening procedure may be omitted.

제 52 조 (Method of board resolution)

1) The resolution of the board of directors shall be made with the attendance of a majority of directors and a majority of the attending directors.

2) shall be the person authorized to convene the board of directors pursuant to Article 51, Paragraph 2.

제 53 조 (Board of Directors minutes)

Minutes of the board of directors’ meetings shall be prepared, signed or stamped by the chairman and the directors and auditors present, and kept at the head office.

제 54 조 (Executive compensation and retirement benefits)

1) The compensation of executives (here, compensation refers to compensation received in return for labor provided based on annual management performance, such as salary, bonus, and performance-based pay, excluding income received due to retirement) shall be determined by resolution of the general meeting of shareholders or the board of directors. In this case, the annual compensation limit per person shall be 1 billion won.

2) The retirement allowance of retired executives is determined by the regulations on retirement allowance payment for executives as resolved by the general shareholders’ meeting or board of directors.

3) Executive bonuses are determined according to the executive bonus payment regulations resolved by the general shareholders’ meeting or board of directors.

4) In the event of the death of an executive, compensation may be paid to the surviving family members in accordance with the regulations on compensation payments to surviving family members of executives.

제 55 조 (Counselor and Advisor)

The Company may, by resolution of the Board of Directors, appoint a number of consultants or advisors.

제 6 장      Calculation

제 56 조 (Fiscal year)

this company runs from January 1 to December 31 of each year.

제 57 조 (Preparation and placement of financial statements and business reports, etc.)

1) The representative director and president of this company shall prepare the following documents and their attached statements and business reports at least six weeks prior to the date of the regular shareholders’ meeting, have them audited by an auditor, and submit them to the regular shareholders’ meeting.

1. Balance sheet

2. Income Statement

3. Statement of disposal of retained earnings or statement of disposal of deficit

2) The auditor must submit the audit report to the CEO at least one week prior to the regular shareholders’ meeting.

3) The company shall keep the documents listed in each subparagraph of Paragraph 1, along with the business report and audit report, at the head office for five years starting from one week prior to the date of the regular shareholders’ meeting, and copies thereof shall be kept at the branches for three years.

4) When a company obtains approval from the shareholders’ meeting for the documents listed in each subparagraph of paragraph 1, it shall, without delay, publicize the balance sheet and the external auditor’s audit opinion.

제 58 조 (Disposition of profits)

The Company disposes of retained earnings before disposal at the end of each fiscal year as follows:

1) Profit reserve

2) Other statutory reserves

3) Dividend

4) Random deposit

5) Amount of disposal of other retained earnings

6) Earnings retained for the next year

제 59 조 (dividend)

1) Dividends of profits can be distributed in cash or stock.

2) When distributing dividends in the form of stocks, if the company has issued several types of stocks, it may do so with different types of stocks by resolution of the general shareholders’ meeting.

3) The dividends under paragraph 1 shall be paid to shareholders or registered pledgees listed in the shareholder register as of the end of each fiscal year.

제 60 조 (Interim dividend)

1) During the fiscal year, the Company may, by resolution of the Board of Directors, pay interim dividends to current shareholders in accordance with Article 462-3 of the Commercial Act on a certain date.

2) The board of directors’ resolution in paragraph 1 must be made within 45 days after the interim dividend standard date.

3) The interim dividend is limited to the amount obtained by deducting the following amounts from the net asset value on the balance sheet of the previous fiscal year.

1. The amount of capital in the previous settlement period

2. The sum of capital reserves and profit reserves accumulated up to the previous settlement period

3. The amount decided to be distributed or paid as profit at the regular general meeting of the previous fiscal year

4. Profit reserves to be accumulated in the relevant settlement period according to interim dividends

4) In the event that new stocks are issued after the commencement date of the fiscal year and before the interim dividend reference date (including cases of capitalization of reserves, stock dividends, conversion request of convertible bonds, and exercise of subscription rights for bonds with subscription rights), the new stocks are deemed to have been issued at the end of the preceding fiscal year with respect to interim dividends. However, new stocks issued after the interim dividend reference date are deemed to have been issued immediately after the most recent interim dividend reference date.

제 61 조 (Statute of limitations for claiming dividend payment)

1) The right to claim payment of dividends expires if it is not exercised for five years.

2) Dividends due upon completion of the statute of limitations in Paragraph 1 shall belong to the Company.

제 62 조 (first fiscal year)

The first fiscal year of this company shall be from the date of establishment of the company to December 31 of the same year.

Supplementary Provisions

제 63 조 (Internal regulations)

The Company may, as necessary, establish internal rules and regulations, including detailed rules necessary for business performance and management, by resolution of the Board of Directors.

제 64 조 (first fiscal year)

The first fiscal year of this company shall be from the date of establishment of this company to December 31 of the same year.

제 65 조 (Applicable regulations)

Matters not stipulated in these Articles of Incorporation shall be governed by the resolution of the general shareholders’ meeting and the Commercial Act and other laws and regulations pertaining to corporations.

These Articles of Incorporation are the revised Articles of Incorporation of KCM Industry Co., Ltd. and the CEO signs or stamps them.

Date of revision of Articles of Association : September 23, 2022

Date of Articles of Association Revision: 2023. 06. 15.

2023 June 15

KCM Industry Co., Ltd. (150111-0321608)

65 Ga-do-ro, Gunsan-si, Jeollabuk-do (Oshik-do-dong)

CEO Lee Chang Bae             (corporation)